GenMark Diagnostics Reports Preliminary

Fourth Quarter and Fiscal Year 2011 Results

  Q4 2011 Revenues Grow 148% over Q4 2010 to $2.0 million
  Q4 Placements of 26 Increase Installed Base to 167
  Q4 2011 Positive Gross Margin of 17% to 20%
  Fiscal Year 2011 Revenues Grow 92% over 2010
  2011 Annuity per Analyzer Increases from $30,000 to $50,000

CARLSBAD, Calif., March 8, 2012 (BUSINESS WIRE) -- GenMark Diagnostics, Inc. (Nasdaq:GNMK) today reported preliminary financial results for the fourth quarter and fiscal year ended December 31, 2011. The Company will release its full financial statements and related disclosures along with its Form 10-K filing for the period ending December 31, 2011 upon completion of its independent audit, which includes the Company's first Sarbanes-Oxley audit of internal controls, by March 15, 2012.

Revenues for the quarter ending December 31, 2011 were $2.0 million compared with $805,000 during the fourth quarter of 2010. The 148% year-over-year increase in total revenue reflects an increase in the number of systems in the field, growth in test menu and a significant increase in the number of tests sold. Reagent revenues for the fourth quarter grew 159% year over year to $1.8 million from $695,000. Instrument and other revenues increased by 104% year over year to $224,000 from $110,000 due mainly to capital sales of instruments. The Company placed 26 net analyzers during the quarter, bringing the installed base to 167, all in end-user laboratories within the U.S. market.

Gross profit for the quarter ending December 31, 2011 is expected to be between 17% and 20% of sales, compared with a gross loss of $0.8 million and negative 100% for the same period in 2010. The improvement to positive gross profit was largely driven by three factors. First, the significant increase in volume allowed for the absorption of fixed manufacturing overhead costs. Second, a number of previously disclosed manufacturing inefficiencies were resolved and this resulted in significantly better and sustainable yields. Third, capital sales of several depreciated instruments improved the gross margin mix. Excluding the favorable gross margin mix, the gross profit during the fourth quarter would have been 12% to 15% of revenue.

For the fiscal year ending December 31, 2011, revenues increased 92%, from $2.6 million in 2010 to $5.0 million in 2011, and gross margin turned from negative to positive during the latter half of the year. Two new assays were introduced during the year: a Hepatitis C Virus genotyping RUO test and a multiplexed Respiratory Viral Panel, the latter of which has been submitted to the FDA for 510(k) clearance. The Company placed 85 net analyzers during the year, bringing the total installed base to 167, and reagent annuity per analyzer increased from $30,000 to $50,000.

The Company ended 2011 with $30.3 million in cash and short-term investments, reflecting the cash proceeds from the follow-on offering completed during the year. The Company intends to continue utilizing its cash balances to invest in new product and menu development, including the development of its NexGen platform, and for infrastructure improvements and general corporate purposes.

"With a continued focus on execution in the fourth quarter of 2011, we achieved strong revenue growth and made significant progress across all operational areas," commented Hany Massarany, GenMark's President and CEO. "During the quarter we significantly improved our manufacturing operations and achieved a positive gross margin on sharply higher revenue. We also submitted our Respiratory Viral Panel to the FDA, with an expectation of 510(k) clearance in 2012. We continued to work diligently on developing our NexGen platform, while at the same time growing our installed XT-8 base to 167 analyzers and our annuity per analyzer to more than $50,000. In 2012 we will maintain our focus on execution across new product development, commercial operations and infrastructure development," Mr. Massarany further stated.

For 2012, the Company expects revenue to grow by more than 100% over 2011 levels to greater than $10 million, with a disproportionate amount of the revenue occurring in the back end of the year due to the seasonality of the flu season. In addition, the Company expects to significantly grow the installed base in 2012 by placing in excess of 100 analyzers in customer laboratories. Gross margin is expected to remain positive throughout 2012 with improvements commensurate with anticipated volume growth. Lastly, the Company plans to introduce two to three new assays in 2012 and will continue to invest heavily in its NexGen platform development.

INVESTOR CONFERENCE CALL

GenMark will hold a conference call to discuss fourth quarter and year-end 2011 results and the outlook for 2012 at 4:30PM EST today. The conference call and webcast can be accessed live through the Company's website under the Investor Relations section and will be available for replay through March 27, 2012. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 53158105 approximately five minutes prior to the start time.

ABOUT GENMARK

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets three tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test, and Thrombophilia Risk Test. A Respiratory Viral Panel (RVP) has been submitted to the FDA for 510(k) clearance. A number of other tests, including HCV Genotyping and 2C19, versions of which are available for research use only, and KRAS, are in development for IVD use. For more information, visit www.genmarkdx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding continued growth in sales of our diagnostic tests, the expansion of our diagnostic test menu, the development and functionality of our products and the continued development of our technology, are all subject to risks and uncertainties that could cause our actual performance, operating results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, our ability to successfully commercialize our products, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, ability to maintain gross margins, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the "Risk Factors" in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

SOURCE: GenMark Diagnostics, Inc.

GenMark Diagnostics, Inc.
Paul Ross
Chief Financial Officer
760-448-4318